Exhibit 99.1

North Haven Private Income Fund LLC Closes Acquisition of SL Investment Corp. (“The Transaction”)

NEW YORK, July 15, 2024 — North Haven Private Income Fund LLC (“PIF”), a business development company externally managed by MS Capital Partners Adviser Inc. (the “Adviser”), announced today that it has completed its previously announced acquisition of SL Investment Corp. (“SLIC”). As part of the Transaction, PIF acquired approximately $1.2 billion of total investment commitments at par value and assumed approximately $558.1 million of indebtedness from SLIC’s existing credit facility.

Upon closing of the Transaction, PIF paid an aggregate of approximately $561.7 million to former holders of SLIC’s common stock, which was funded using borrowings under PIF’s credit facilities and available cash.

Jeffrey Levin, President and Chief Executive Officer of PIF, said, “We are very pleased with the performance of both funds and excited to be delivering value for the investors of both entities with this Transaction. We are pleased to conclude this Transaction, which provides PIF with even greater scale and provides immediate liquidity to SLIC stockholders.”

About North Haven Private Income Fund, LLC

North Haven Private Income Fund, LLC is a non-diversified, externally managed specialty finance company focused on lending to middle-market companies. PIF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. PIF is externally managed by the Adviser, an indirect, wholly owned subsidiary of Morgan Stanley. PIF is not a subsidiary of or consolidated with Morgan Stanley. For more information about North Haven Private Income Fund LLC, please visit http://www.northhavenprivateincomefund.com.

Contact:

Investors

Michael Occi

michael.occi@morganstanley.com

Media

Alyson Barnes

212-762-0514

alyson.barnes@morganstanley.com